UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2007

GABRIEL TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23415	22-3062052
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4538 S. 140th Street, Omaha, Nebraska 68137
(Address of principal executive offices, including Zip Code)

(402) 614-0258
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2007, Gabriel Technologies, LLC (“Gabriel LLC”), a wholly-owned subsidiary of Gabriel Technologies Corporation (the “Company”), entered into an employment agreement with Ronald E. Gillum, Jr. (the “Prior Agreement”), which provided that Mr. Gillum would serve as President of Gabriel LLC.

On July 13, 2007, Mr. Gillum was appointed President, Chief Operating Officer and Secretary of the Company.  The Company amended and restated the Prior Agreement pursuant to a letter agreement dated July 19, 2007 (as amended, the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Gillum will retain his position as President of Gabriel LLC and will serve as an Executive Officer of the Company in the positions of at least Executive Vice President and Chief Operating Officer of the Company.  The initial term of the Employment Agreement is for a period beginning on July 16, 2007, and ending January 30, 2008 (the “Interim Term”).  During the Interim Term, Mr. Gillum will serve as President, Chief Operating Officer and Secretary of the Company.  After the Interim Term, the Employment Agreement will automatically renew until January 31, 2012, provided that neither party previously terminated the Employment Agreement.

Under the Employment Agreement, Mr. Gillum will receive an annual base salary of $180,000.  In addition, Mr. Gillum will be eligible to receive (i) a performance bonus every six months during the term of the Employment Agreement (a “Bi-annual Period”) equal to 3% of the Company’s gross sales provided that gross sales during such Bi-annual Period exceed $500,000, and (ii) a sales commission every Bi-annual Period equal to 5% of sales procured by Mr. Gillum for the Company during such Bi-annual Period.  Pursuant to the Employment Agreement, Mr. Gillum will be issued 500,000 shares of the Company’s common stock.

If the Company terminates the Employment Agreement for any reason during the Interim Term, Mr. Gillum will receive severance of $75,000 in either cash or shares of the Company’s common stock, at his option.  If issued, the common stock will be valued at its average closing price for the last twenty trading days prior to the date of termination.  In the absence of such price information, the common stock will be valued at its fair market value as reasonably determined by an independent public accountant selected by mutual agreement of the parties at the expense of the Company.

If the Company terminates the Employment Agreement for Cause (defined below), death, or Disability (defined below) during the renewal term, Mr. Gillum will receive severance equal to one year’s salary at his then effective base salary together with an amount equal to the lesser of (i) $100,000, and (ii) the amount of any performance bonus for the immediate past two Bi-annual Periods.  Under the Employment Agreement, “Cause” is defined as the performance of any of the following events by Mr. Gillum:  (i) personal dishonesty, moral turpitude, willful misconduct, or material breach of fiduciary duty whether or not involving personal profit, (ii) willful violation of any law, rule or regulation the violation of which may have a material adverse effect upon the Company, (iii) a willful and material breach of any provision of the Employment Agreement, (iv) willful or material failure to perform his duties under the Employment Agreement, or (v) violation of the policies set forth in any employee handbook then in effect, or as otherwise adopted by the Company, so long as communicated in writing to Mr. Gillum, including but not limited to violation of the Company’s harassment policies or other similar misconduct.  No act or failure to act by Mr. Gillum will be considered “willful” under the Employment Agreement if such action or omission was done in good faith and upon a reasonable belief that the action or omission was in the best interest of the Company.  Under the Employment Agreement, “Disability” is defined as Mr. Gillum’s inability to perform the essential functions of his positions under the Employment Agreement, with or without reasonable accommodation, due to physical or mental incapacity, for a period of three months in a consecutive twelve month period.

Mr. Gillum has over 30 years of experience within the transportation and supply chain industry.  Mr. Gillum served as the Vice President of National Accounts for Ruan Transportation for almost 6 years until he joined Jacobson Logistics as its Vice President and General Manager in September 2005.  Mr. Gillum served as Jacobson Logistics’ Vice President and General Manager from September 2005 until November 2006.  Mr. Gillum joined Gabriel Technologies, LLC in February 2007 as its President.

ITEM 9.01.                      Financial Statements and Exhibits

(c) Exhibits:

Exhibit
Number                      Description

10.1	Employment Agreement dated February 1, 2007, between Ronald E. Gillum and Gabriel Technologies, LLC*
10.2	Letter Agreement dated July 19, 2007, between Ronald E. Gillum and Gabriel Technologies Corporation*

* denotes a management agreement or compensatory plan or arrangement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gabriel Technologies Corporation

Dated: July 23, 2007	By:	Ronald E. Gillum, Jr.
Ronald E. Gillum, Jr. President and Chief Operating Officer

Exhibit Index

Exhibit
Number                      Description

10.1	Employment Agreement dated February 1, 2007, between Ronald E. Gillum and Gabriel Technologies, LLC*
10.2	Letter Agreement dated July 19, 2007, between Ronald E. Gillum and Gabriel Technologies Corporation*

* denotes a management agreement or compensatory plan or arrangement